Exhibit G

                                     FORM OF
                      AMENDMENT TO BYLAWS OF LIL MARC, INC.

      Pursuant to the unanimous written consent of the Board of Directors of LIL MARC, INC. (the "Corporation") dated July ___, 2002, and the written consent of the Majority Stockholder dated July __, 2002, the Bylaws are hereby amended as follows:

Amendment to ARTICLE III, SECTION 1.   SECTION 1 of ARTICLE III of the
Corporation's Bylaws is amended by deleting it in its entirety and substituting the following text in its place:

                    Section 1. The business and affairs of this
               corporation shall be managed by its Board of Directors, which may be no less than two (2) nor more than eight
               (8) in number. The directors need not be residents of this state or stockholders in the corporation. They shall be elected by the stockholders at the annual meeting of stockholders of the corporation. Each director shall be elected for the term of one (1) year, and until his successor shall have been elected.





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